Universal Technical Institute Appoints Robert T. DeVincenzi as Non-Executive Chairman of the Board of Directors

SCOTTSDALE, ARIZ. - September 18, 2017 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, announced today that Robert T. DeVincenzi has been appointed non-executive Chairman of the Board following Conrad A. Conrad stepping down as Lead Director.  Kimberly J. McWaters will continue in her roles as a director and as President and Chief Executive Officer.

Mr. DeVincenzi has served as a director of UTI since April 2017. He has a 35-year career in the technology sector, with expertise in sales and marketing and extensive management experience with publicly traded companies.

"I look forward to working further with Bob as our Chairman of the Board," said Kim McWaters. "In his brief tenure on our Board, he has already demonstrated his significant business expertise. I am confident that the Company will benefit from his Board guidance and stewardship. Further, I want to thank Conrad for his service as our Lead Director for nearly four years.  We are very pleased that Conrad will continue to serve UTI as a member of our Board."

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 52-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

Company Contact:
Bryce Peterson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-0993

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